UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2008

STEC, INC.

(Exact name of registrant as specified in charter)

California	000-31623	33-0399154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street, Santa Ana, California	92705-5812
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 476-1180

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 3, 2008, STEC, Inc. (the “Company”) announced that the Company has appointed Raymond D. Cook as the Company’s Chief Financial Officer to be effective on November 11, 2008. The Company previously announced on August 21, 2008 that Dan Moses, the Company’s current Chief Financial Officer and Executive Vice President, intends to retire from such positions upon the conclusion of a search for his successor. Mr. Moses will remain an employee for a limited period of time to assist with Mr. Cook’s transition as Chief Financial Officer. Mr. Moses will continue to serve on the Company’s Board of Directors.

Mr. Cook, age 48, will join the Company from Mindspeed Technologies, Inc. (“Mindspeed”), a publicly-traded semiconductor networking solutions provider, where he has been the Vice President of Finance and Corporate Controller since May 2005. Mr. Cook also served as interim Chief Financial Officer for Mindspeed from April 2008 to July 2008. From July 2003 to May 2005, Mr. Cook served as Mindspeed’s Executive Director – Controller. From April 1999 to July 2003, Mr. Cook was the Executive Director, Accounting/External Reporting for Conexant Systems, Inc., a provider of solutions for imaging, video, audio, and Internet connectivity applications. Mr. Cook received a B.S. in Accounting and an M.B.A. in Finance from Loyola Marymount University. Mr. Cook is a certified public accountant.

In connection with Mr. Cook’s appointment as Chief Financial Officer, the Company entered into an employment offer letter, dated October 15, 2008 (the “Offer Letter”). The Offer Letter provides for “at will” employment with an annual base salary of $235,000. In addition, Mr. Cook will participate in the Company’s Executive Cash Incentive Plan (the “Bonus Plan”) in 2009 with a target bonus opportunity equal to 30% of base salary, with performance goals and other criteria to be established by the Company’s Compensation Committee (the “Committee”) at the same time the Committee establishes the performance goals under the Bonus Plan for the Company’s other executive officers in 2009. Mr. Cook will also receive a stock option grant to purchase 50,000 shares of the Company’s common stock under the Company’s 2000 Stock Incentive Plan. The option will be granted by the Committee and the exercise price per share shall be the closing price of the Company’s common stock on the grant date as reported on the Nasdaq Global Market. The option will vest and become exercisable over a four-year period, with 25% vesting on each anniversary of Mr. Cook’s date of first employment. Mr. Cook will also participate in the compensation and benefit programs generally available to the Company’s employees. The Board and the Compensation Committee may from time to time review and modify Mr. Cook’s compensation arrangements. A copy of the Offer Letter is attached as Exhibit 10.1 to this Current Report on Form 8-K.

The Company will also enter into a Severance and Change in Control Agreement (the “Severance Agreement”) with Mr. Cook. Under the terms of the Severance Agreement, if the Company terminates Mr. Cook’s employment without Cause (as such term is defined in the Severance Agreement) or if Mr. Cook terminates his employment for Good Reason (as such term is defined in the Severance Agreement) Mr. Cook will receive a lump sum severance payment in cash equal to twelve (12) months of his then-current base salary as well as certain

Company-paid COBRA benefits in consideration for a release and waiver of claims against the Company. If there is a Change in Control (as such term is defined in the Severance Agreement) of the Company during the term of the Severance Agreement, and within an eighteen (18) month period following such Change in Control the Company terminates Mr. Cook’s employment without Cause or if Mr. Cook terminates his employment for Good Reason, Mr. Cook will be entitled to the same benefits as described above. If Mr. Cook’s employment is terminated by the Company for Cause or if Mr. Cook terminates his employment without Good Reason or as a result of his death or disability, Mr. Cook is entitled to receive all salary and vacation pay accrued but unpaid through his termination date in one lump sum payment. The Severance Agreement has an initial term of two years, and is subject to automatic extension for an additional one year terms unless the Company gives notice of intent not to renew the agreement at least sixty (60) days prior to the expiration of the then current term.

A copy of the Company’s press release, dated November 3, 2008, announcing Mr. Cook’s appointment to the position of Chief Financial Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Offer Letter, dated October 15, 2008, between STEC, Inc. and Raymond Cook

99.1	Press Release, dated November 3, 2008, issued by STEC, Inc. announcing the appointment of Raymond Cook as Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEC, Inc.

Date: November 3, 2008	By:	/s/ Manouch Moshayedi
Manouch Moshayedi
Chief Executive Officer

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Employment Offer Letter, dated October 15, 2008, between STEC, Inc. and Raymond Cook

99.1	Press Release, dated November 3, 2008, issued by STEC, Inc. announcing the appointment of Raymond Cook as Chief Financial Officer.